Exhibit 5.1

Opinion of Perkins Coie LLP

Perkins Coie LLP

1201 Third Avenue, Suite 4900

Seattle, WA 98101-3099

Phone: 206.359.8000

Fax: 206.359.9000

www.perkinscoie.com

February 19, 2016

Weyerhaeuser Company

33663 Weyerhaeuser Way South

Federal Way, Washington 98003

Re:	Registration on Form S-8 of Common Shares, par value of $1.25 per share, of Weyerhaeuser Company

Ladies and Gentlemen:

We have served as counsel to Weyerhaeuser Company (“Weyerhaeuser” or the “Company”) in connection with the Company’s registration statement on Form S-8 (the “Registration Statement”) relating to the issuance of up to 10,970,219 common shares, par value $1.25 per share, of Weyerhaeuser (“Weyerhaeuser Common Shares”) pursuant to the Plum Creek Timber Company, Inc. 2012 Stock Incentive Plan and the Plum Creek Timber Company, Inc. Amended and Restated Stock Incentive Plan (together, the “Plum Creek Plans”). The Company is filing the Registration Statement in accordance with an Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 6, 2015, between the Company and Plum Creek Timber Company, Inc. (“Plum Creek”), pursuant to which Plum Creek merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger. The Company is filing the Registration Statement to register the Weyerhaeuser Common Shares reserved and available for issuance under the Plum Creek Plans, which have been assumed by the Company in connection with the consummation of the Merger.

We have examined the Registration Statement, the Plum Creek Plans and such documents and records of the Company and other documents as we have deemed necessary for the purpose of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing and giving regard to legal considerations we deem relevant, we are of the opinion that any original issuance Weyerhaeuser Common Shares that may be issued pursuant to the terms of the respective Plum Creek Plans have been duly authorized and that, upon the due execution by the Company and the registration by its registrar of such Weyerhaeuser Common Shares and the issuance and sale thereof by the Company in accordance with the terms of the respective Plum Creek Plans, and the receipt of consideration therefor in accordance with the terms of the respective Plum Creek Plans, such Weyerhaeuser Common Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Perkins Coie LLP

Perkins Coie LLP